Exhibit 99.6

 THIS INSTRUCTION LETTER (this "Letter") is dated /? r   2018.  TO:  KINGKEY NEW ERA AUTO INDUSTRY LIMITED ffiali!i !J1! $.m lf l0'l¥J, a BVI Business company incorporated under the laws of the British Virgin Islandswith company number 1954209 and its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VGlll0, British Virgin Islands (the''Borrower").  FROM:  CATHAY RONG IV LIMITED, a BVI business company incorporated in the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands as lender (the "Lender").  BACKGROUND(A) Pursuant to the facility agreement dated 25 October 2017 (as supplemented by a deed of undertaking dated 28 September 20 I8, and amended and supplemented from time to time, together the "Facility Agreement") entered into between the Borrower and the Lender, the Lender has granted a tenn loan of US$!00,000,000 to the Borrower upon the tenns and conditions of the Facility Agreement.  (B)  Pursuant to the Facility Agreement, (i) a share charge dated 25 October 2017 (the "Original Share Charge") was entered into between the Borrower as charger and the Lender as chargee as continuing security for the payment and perfonnance of the Secured Liabilities (as defined in the Original Share Charge), the Borrower has charged in favour of the Lender by way of first fixed charge over the Charged Shares (as defined in the Original Share Charge), and (ii) a confirmatory security deed relating to the Original Share Charge dated 27 July 2018 was entered into between the Borrower and the Lender (the "Confirmatory Security Deed", together with the Original Share Charge, the "Share Charge").  (C)  Pursuant to Clause 3 of the deed ofundertaking dated 25 October 2017 relating to the Facility Agreement (the "Deed of Undertaking") entered into between ;Jti!!!;III11! i 1s1, the Borrower and the Lender, each of ;Jti!!!; IIl1l'! i is1, Mr. Dai Kun and UXIN (as definedhereunder) has refused the Lender's offers to acquire the Charged Shares and hence the Lender is entitled to take possession and hold or dispose of the Charged Shares at its solediscretion.  (D) This Letter is in connection with the Facility Agreement and shall be designated as a Finance Document.NOW, THEREFORE, the Lender instructs as follows:1. DEFINITIONS AND INTERPRETATION  1. I  Unless otherwise defined herein, terms and expressions defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Letter.  1.2  In this Letter:

 2  "Share Price" means the price per Target ADS, being the actual sale price per Target ADS published on Bloomberg page "Bloomberg - Equities - Analyze Uxin Ltd - ADR Equity - Historical Price Table" for the Sale Date."Target ADSs" means the American Depositary Shares representing the Target Shares."Target Shares" means 57,045,450 Class A ordinary shares of UXIN LIMITED (an exempted company incorporated under the laws of the Cayman Islands with registration number 264804 and having its registered office at Grand Pavilion, Hibiscus Way, 802 West Bay Road, P.O. Box 31119, KYl-1205, Cayman Islands)."UXIN" means UXIN LIMITED, an exempted company incorporated under the laws of the Cayman Islands with registration number 264804 and having its registered office at Grand Pavilion, Hibiscus Way, 802 West Bay Road, P.O. Box 31119, KYl-1205, Cayman Islands.  2.  INSTRUCTIONS  2.1  Subject to Clause 2.2 below, the Lender agrees to discharge and release of the Share Charge.  2.2  The consent at above Clause 2.1 is subject to the following instructions (collectively, the"Instructions") in respect of the disposal of the Target ADSs:  (a)  The Bo1rnwer shall transfer the Target Shares to the Lender upon request, and shall assist the Lender in converting the Target Shares into the Target ADSs (the "ADSs conversion").  (b)  After the ADSs conversion, the Lender shall at any time sell all or any part of the Target ADSs in the open market, and the proceeds of which shall be used for repayment of the outstanding loans under the Finance Documents. The Lender shall, at its absolute discretion, have the right to decide the sale price, sale amount and sale date of the Target ADS/Target Shares.  2.3  The Lender shall issue to the Borrower a notice substantially in the fonn set out in Schedule 1 (Form of Notification) confinning the remaining Secured Liabilities to be discharged following the sale of the Target ADSs, if any.  3.  RETENTION OF RIGHTS  3. I  Except as expressly amended or consented by this Letter, all other security, rights and remedies held by the Lender under the Finance Documents will remain in full force and effect.  3.2  This Letter shall not constitute a waiver by the Lender, and the Lender hereby reserves all rights and remedies under the Finance Documents, including but not limited to, the Lender's losses, expenses and liabilities as a consequence of the Obligors' breach of the Finance Documents.  3.3  Notwithstanding the releases effected by this Letter:

 3  each of the Finance Documents will remain in full force and effect and will continue to constitute the legal, valid and binding obligations of the relevant Obliger enforceable in accordance with their tenns; andexcept to the extent expressly released under this Letter, each of the security interests created by the Security Documents will continue in full force and effect and the guarantee given by each Obliger in the Finance Documents will continue in full force and effect.  4.  INDEMNITY  4.1  The Borrower shall indemnify and hold hannless the Lender and any of its agents, directors, officers and employees from and against all losses, liabilities, costs (including without limitation reasonable legal costs), charges, expenses, actions, proceedings, claims and demands which arise from or in relation to this Letter and the transactions contemplated by it, including without limitation, any material breach by the Borrower of any of the provisions of this Letter.  4.2  The Borrower's obligations to indemnify under this Clause shall be in addition to any other liability which it may have to the Lender and shall be binding upon and inure to the benefit of any successors and assigns of the Lender.  4.3  The provisions of this Clause shall not be deemed to be exclusive of any other right to which the Lender may be entitled under any agreement, as a matter of law or otherwise and shall survive completion of the transactions contemplated in this Letter.  MISCELLANEOUSShould any provision of this Letter be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the validity of the remainder of this Letter, which shall continue to be binding and enforceable upon the parties.GOVERNING LAW AND DISPUTE RESOLUTIONThis Letter is governed by the laws of Hong Kong and shall submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.[No further text on this page]

Schedule 1

Form of Notification

To: **KINGKEY NEW ERA AUTO INDUSTRY LIMITED**, as the Borrower under the Facility Agreement (as defined below)

[ ], 2018

Dear Sir and/or Madam:

Re: The Facility Agreement ("Facility Agreement") dated October 25, 2017 as made between KINGKEY NEW ERA AUTO INDUSTRY LIMITED as the Borrower and CATHAY RONG IV LIMITED as the Lender.

Dear Sir and/or Madam:

1. We confirm that the Secured Liabilities pre on the Sale Date is USD[ ].

2. Following the Sale on the Sale Date of the Target ADSs, we further confirm the disposal amount (the "**Disposal Amount**") is USD[ ] with detailed calculation below:
Disposal Amount = aggregate number of Target ADSs sold on the Sale Date x Share Price

3. [*If the Secured Liabilities are not fully discharged.*

Please be informed that full amount of USD[ ] (being USD100,000,000 minus the Disposal Amount) plus interest of USD[ ] will be due and payable by you on the Termination Date (being [ ]) with breakdown as shown below:

Principal Outstanding	**Rate (p.a.)**	**Interest Period**	**Interest Amount**
USD[ ]	[ ]	[ ]	USD[ ]

]

4. [*If the Secured Liabilities are fully discharged.*

We hereby confirm the full repayment on [ ] of all the Secured Liabilities, and the Borrower and all other related parties are released from their respective repayment, security and/or guarantee liabilities (however described) under or in connection with the Finance Documents. [The remaining Disposal Amount (being USD[ ]) will be deposited into the account designated by the Borrower in cash within one Business Days upon instruction by the Borrower.]]

5. We hereby confirms that no breach (continuing or otherwise), Default or Event of Default has arisen or may arise under the Finance Documents which is a result solely of the transaction contemplated herein, and that the disposition is not due to any breach, Default or Event of Default.

6. This notice is irrevocable and you may assume that this notice and all calculations herein remain true and correct until the Termination Date (inclusive).

- 4-

5  Yours faithfully,THE LENDERCATHAY RONG IV LIMITED  By: Name:Title:

   Yours faithfully,THE LENDERCATHAY RONG IV LIMITED  6  By:  Name: f U 1/Jff./ JH/;i/vTitle: P r00tor